EXHIBIT 99


                                                              SEA CONTAINERS LTD
                                                                     NEW RELEASE

SEA CONTAINERS DELAYS FILING OF 2005 FORM 10-K ANNUAL REPORT

Hamilton, Bermuda, May 1, 2006. Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) today announced that, consistent with statements in its news release of March 24, 2006, it has continued to (i) progress the proposed sale of the Silja ferry business and other ferry assets, (ii) discuss appropriate amendments and waivers of covenants with its bank groups, and (iii) work on completing its 2005 annual report on Form 10-K. However, the Company is not yet in a position to file its annual report because it has not completed the 2005 Form 10-K and its internal processes with respect to applicable certifications. The Company anticipates, upon completion of these processes, it will receive an unqualified audit report on the 2005 consolidated financial statements from its independent auditors, which the Company expects will include an explanatory paragraph raising substantial doubt about Sea Containers' ability to continue as a going concern related to the uncertainties described in this news release.

In addition, Sea Containers received on April 28 the decision in the arbitration regarding its dispute with GE Capital relating to GE SeaCo and is evaluating the consequences of the decision for the Company, which will make a further announcement shortly.

Sea Containers has incurred operating losses in the years ended December 31, 2005 and 2004 and anticipates operating losses through at least 2006. The 2005 losses included significant impairment charges taken in the fourth quarter. These impairment charges impacted the Company's net worth. At December 31, 2005, Sea Containers was not in compliance with certain financial covenants and other requirements in various credit facilities.

The Company's failure to comply with these financial covenants and other requirements constitutes an event of default under some of its credit facilities. Sea Containers is currently in discussions with affected lenders regarding waivers or amendments of the events of default, as well as prospective waivers or amendments in respect of certain credit facilities. No lender has taken any action to exercise remedies in respect of any events of default.

The Company's liquidity going forward will depend upon, among other things, (i) its ability to eliminate operating losses and generate sustainable positive cash flow, (ii) the results of its efforts to sell the ferry business and assets, and
(iii) the uses of remaining net cash proceeds from asset sales in light of its obligations under the public note indentures. Sea Containers management is preparing a business plan that will be used to develop its view of the appropriate level of debt capacity and the appropriate range of values of the Company.

In turn, the foregoing will inform the Company's approach with respect to the stakeholders in any restructuring. At this time, no assurance can be given as to the results of any restructuring including the impact upon creditors and equity holders. Sea Containers is considering a range of strategic and financial alternatives. The Company is working, and will continue to work, to maximize the value of the Company for the benefit of its stakeholders and intends to engage the public note holders and other stakeholders.

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This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding the proposed sale of the Silja business and other ferry assets, bank waivers and amendments, sustainable cash flow, cost reductions and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, variable fuel prices, uncertainty of negotiating and completing proposed sale, chartering or disposal transactions on acceptable terms, realization of asset sales proceeds less than related mortgage debt, inadequate sources of capital and unacceptability of proposed finance terms and inability to reduce debt, inability to reach agreement on necessary waivers or amendments of bank lending covenants resulting in bank loan agreement defaults, inability to comply with public note covenants resulting in public note indenture defaults, possible rating agency downgrades of the company and its debt securities, global, regional and industry economic conditions, shifting patterns and levels of regional passenger travel, seasonality and adverse weather conditions, possible lay-up of ships that cannot be sold, chartered out or redeployed and incurrence of lay-up costs, potential incurrence of disposal losses, restructuring charges and asset impairments greater than currently estimated, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

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For further information:

Lisa Barnard
Director of Communications, Sea Containers group of companies
Tel: +44 207 805 5550
Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:
William W. Galvin III, The Galvin Partnership
Tel: +1 (203) 618 9800
Email: wwg@galvinpartners.com